News Release
FOR IMMEDIATE RELEASE
October 14, 2010
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883
CLAYTON S. ROSE ELECTED
TO FREDDIE MAC’S BOARD OF DIRECTORS
McLEAN, Va. – Freddie Mac (OTC:FMCC) announced that Clayton S. Rose, Professor of Management Practice at Harvard Business School and veteran executive in the financial services and investment industries, was elected today to serve as a director on the company’s board.
“Clayton Rose brings to Freddie Mac’s board of directors a wealth of financial and management experience,” said John A. Koskinen, Freddie Mac’s non-executive chairman. “His years of managing large and complex financial organizations, and his practical insight into the workings of global markets, are particularly valuable to our board as Freddie Mac continues to serve its vital mission of providing liquidity, stability and affordability to the nation’s housing finance system.”
Rose, 52, has been a member of the faculty at Harvard Business School since July 2007. He was awarded a PhD in sociology (with distinction) from the University of Pennsylvania in 2007. Rose served as an adjunct professor at the Stern School of Business at New York University from 2002 to 2004, and at the Graduate School of Business at Columbia University from 2002 until 2006.
In 2001, Rose served as vice chairman and chief operating officer of JP Morgan, the investment bank of J.P. Morgan Chase & Co. Previously, he worked at J.P. Morgan & Co. Incorporated from 1981 to 2000, where, among other positions, he was head of the Global Investment Banking and the Global Equities Divisions and served as a member of the firm’s executive committee.
Rose is a member of the board of directors of XL Group plc, where he is a member of the Nominating, Governance and External Affairs Committee and Risk and Finance Committee. He is a trustee of the Howard Hughes Medical Institute and the National Opinion Research Center at the University of Chicago, and is a director of Public/Private Ventures. From November 2007 to March 2010, he served as chairman of the board of Highbridge Capital Management, an alternative investment management firm owned by JP Morgan Chase & Co. Rose previously served as a member of the board of directors of Mercantile Bankshares Corporation, from September 2003 to April 2007, and of Lexicon Pharmaceuticals, Inc., from September 2003 through October 2007.
Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com
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